Exhibit 99.1

 Life Partners Cleared of All Fraud Claims

WACO, TX — March 13, 2014 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that an Austin Federal court has ruled that the Securities and Exchange Commission failed to prove any of its fraud claims against Life Partners and its CEO, Brian Pardo, and General Counsel, Scott Peden. The ruling followed a jury finding in February that neither Life Partners, Mr. Pardo nor Mr. Peden committed securities fraud under Rule 10b-5 and that Mr. Pardo and Mr. Peden did not engage in insider trading.

In the earlier ruling, the jury had found in favor of the SEC’s fraud claim under Section 17(a) relating to the company’s revenue recognition policies. That claim, which a government attorney characterized as "a lead” claim in the case, was challenged by Life Partners on the basis that it was not supported by any evidence. The United States District Court for the Western District of Texas, Austin Division agreed with Life Partners that there was no evidence to support the revenue recognition claims for the period of time in question and ordered that judgment be entered in favor of Life Partners, Mr. Pardo and Mr. Peden on that issue. As a result of this ruling, the Company, Mr. Pardo and Mr. Peden have been completely exonerated from any allegations of fraud alleged by the SEC.

The Court let stand the jury’s findings against Life Partners relating to bookkeeping, reporting and certification by the CEO on the company's financial statements, none of which involve fraud or knowingly or recklessly misleading shareholders.

Life Partners’ CEO, Brian Pardo, said “We are very pleased with both the jury verdict and this ruling. This experience should remind all of us that it takes more than accusations, claims and innuendo to win in court. It takes evidence. Now that we have moved past these accusations of fraud, we can move forward as a company bringing value to both senior Americans and our shareholders. Life settlements, as transacted through Life Partners, provide a valuable service to senior Americans who want to sell their unwanted life insurance policies and are a tremendous alternative asset class for accredited investors seeking to avoid the volatility of the stock market and enjoy the potential for superior returns on investment.”

The case is SEC v. Life Partners Holdings, Inc. et al., Civil Action No. 1-12-C V-33-JRN in the United States District Court for the Western District of Texas, Austin Division.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 155,000 transactions for its worldwide client base of over 30,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.2 billion in face value.

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LPHI-G

FOR MORE INFORMATION, CONTACT:

Andrea Atwell - LPHI Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com